Filed Pursuant to Rule 433

Registration No. 333-209069

Sumitomo Mitsui Financial Group, Inc.

Pricing Term Sheet – 2.934% Senior Notes due 2021

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$1,750,000,000 aggregate principal amount of 2.934% senior notes due 2021 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	March 2, 2016

Settlement Date:	March 9, 2016

Maturity Date:	March 9, 2021

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated March 1, 2016

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on March 9 and September 9 of each year beginning on September 9, 2016. Such semiannual interest will amount to U.S.$14.67 per each U.S.$1,000 in nominal amount of the Notes

Spread to Benchmark:	T+160 bps

Coupon:	2.934%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AB6

ISIN:	US86562MAB63

Common Code:	136231898

Joint Bookrunners:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Joint Lead Managers:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Co-Managers:	Daiwa Capital Markets America Inc. Nomura Securities International, Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Stabilization Manager:	Goldman, Sachs & Co.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – 3.784% Senior Notes due 2026

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$1,500,000,000 aggregate principal amount of 3.784% senior notes due 2026 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	March 2, 2016

Settlement Date:	March 9, 2016

Maturity Date:	March 9, 2026

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated March 1, 2016

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on March 9 and September 9 of each year beginning on September 9, 2016. Such semiannual interest will amount to U.S.$18.92 per each U.S.$1,000 in nominal amount of the Notes

Spread to Benchmark:	T+195 bps

Coupon:	3.784%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AC4

ISIN:	US86562MAC47

Common Code:	136231901

Joint Bookrunners:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Joint Lead Managers:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Co-Managers:	Daiwa Capital Markets America Inc. Nomura Securities International, Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Stabilization Manager:	Goldman, Sachs & Co.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – Senior Floating Rate Notes due 2021

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$750,000,000 aggregate principal amount of senior floating rate notes due 2021 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	March 2, 2016

Settlement Date:	March 9, 2016

Maturity Date:	March 9, 2021

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated March 1, 2016

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable quarterly in arrears on March 9, June 9, September 9 and December 9 of each year beginning on June 9, 2016, subject to the Business Day Convention.

Coupon:	Three-month U.S. Dollar LIBOR plus 1.68%. Three-month U.S. Dollar LIBOR will be determined at 11:00 a.m. (London time) on the second London business day before the first day of each interest period

Interest Period:	Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on but excluding the relevant interest payment date (each such period, an “interest period”). The first interest period will begin on and include the Settlement Date and will end on but exclude the first interest payment date

Day Count Basis:	ACT/360

Business Day:	New York, London and Tokyo

Business Day Convention:	If any interest payment date falls on a day that is not a Business Day, that interest payment date will be postponed to the next succeeding Business Day, unless that Business Day is in the next succeeding month, in which case the interest payment date will be the immediately preceding Business Day

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AD2

ISIN:	US86562MAD20

Common Code:	137465604

Joint Bookrunners:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Joint Lead Managers:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Co-Managers:	Daiwa Capital Markets America Inc. Nomura Securities International, Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Stabilization Manager:	Goldman, Sachs & Co.

Paying Agent:	The Bank of New York Mellon

Calculation Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.